Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 11, 2009, relating to the financial statements and financial statement schedule of P. H. Glatfelter Company and subsidiaries, and the effectiveness of P. H. Glatfelter Company and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of P. H. Glatfelter Company and subsidiaries for the year ended December 31, 2008.
/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
June 29, 2009